Exhibit 99.1

Clarus Corporation

2084 East 3900 South,

Salt Lake City, Utah 84124

May 29, 2025

Via Email (wbkanders@kanders.com)

Warren B. Kanders

c/o Kanders & Company, Inc.

250 Royal Palm Way

Suite 201

Palm Beach, Florida 33480

Dear Mr. Kanders:

I am responding to your letter dated May 28, 2025 (the “Exemption Request”) requesting that you and your Affiliates and Associates be permitted under Clarus Corporation’s (the “Company”) Rights Agreement, dated as of February 12, 2008, as amended by Amendment No. 1 thereto dated September 5, 2024 (the “Rights Agreement”) to acquire beneficial ownership up to 32.9% of the Company’s outstanding Common Shares. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement. We note that you and your Affiliates and Associates have beneficial ownership of 7,073,821 Common Shares of the Company, which represents approximately 17.9% of the Company’s outstanding Common Shares, as disclosed in the Exemption Request.

The Company’s Board of Directors has considered your request to acquire beneficial ownership of up to an additional 5,940,700 Common Shares, which when combined with your current beneficial ownership, would be approximately 32.9% of the Company’s outstanding Common Shares, and has determined to approve such request, subject to the conditions set forth below. Accordingly, and solely for purposes of the Rights Agreement, you and your Affiliates and Associates shall be deemed an “Exempt Person,” provided that this determination is expressly conditioned upon and subject to: (i) your and your Affiliates’ and Associates’ beneficial ownership not exceeding 32.9% of the Company’s outstanding Common Shares; and (ii) such beneficial ownership being increased to up to 32.9% of the Company’s outstanding Common Shares on or before the twenty-four month anniversary of the date of this letter.

Please note that in the event that you and your Affiliates and Associates reduce your beneficial ownership to below 9.9%, the approval granted pursuant to this letter shall immediately terminate and you and your Affiliates and Associates would need to obtain a new approval from the Company’s Board of Directors before seeking to again increase your beneficial ownership to in excess of 9.9% of the Company’s outstanding Common Shares.

Should you have any further questions, please do not hesitate to contact me.

Very truly yours,

CLARUS CORPORATION

	By:	/s/ Michael J. Yates
Name: Michael J. Yates
Title: Chief Financial Officer

Accepted and Agreed to
as of the Date First Set Forth Above:

/s/ Warren B. Kanders
Warren B. Kanders